EXHIBIT 12.1

AIRTRAN HOLDINGS, INC.

EXHIBIT 12.1 – STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES (dollars in thousands)

	Year Ended December 31					Quarter Ended June 30,
	2000	2001	2002	2003	2004	2005
Income (loss) before taxes and cumulative effect of change in accounting principle	$47,436	$1,140	$9,959	$87,164	$20,023	$5,211
Amortization of capitalized interest	187	5,413	4,091	1,664	4,922	3,582
Interest including interest capitalized	48,143	45,466	34,084	42,645	26,782	17,246
Less interest capitalized during the period	(8,826)	(8,025)	(4,781)	(2,085)	(7,354)	(7,443)
Interest portion of rent expense	11,336	33,368	64,403	98,162	112,418	66,200

Earnings	$98,276	$77,362	$107,756	$227,550	$156,791	$84,796

Interest including interest capitalized	$48,143	$45,466	$34,084	$42,645	$26,782	$17,246
Interest portion of rent expense	11,336	33,368	64,403	98,162	112,418	66,200

Fixed Charges	$59,479	$78,834	$98,487	$140,807	$139,200	$83,446

Ratio of Earnings to Fixed Charges	1.7	(1)	1.1	1.6	1.1	1.0

(1)	For the year ended December 31, 2001, our earnings were insufficient to cover our fixed charges by $1.5 million.